JOINT FILER INFORMATION

NAME:	Frost Gamma Investments Trust

ADDRESS:	4400 Biscayne Blvd Miami, FL 33137

Designated Filer:	Phillip Frost, M.D.

Issuer and Ticker Symbol:	Opko Health, Inc. (OPK)

Date of Event Requiring Statement:	January 28, 2008

FROST GAMMA INVESTMENTS TRUST

by:	/s/ Phillip Frost MD, as trustee
Phillip Frost, M.D., Trustee